   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 2002

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ROWAN COMPANIES, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                   2800 POST OAK BOULEVARD                   75-0759420
 (State or other jurisdiction of               SUITE 5450                      (I.R.S. Employer
  incorporation or organization)       HOUSTON, TEXAS 77056-6127            Identification Number)
                                             (713) 621-7800
                                     (Address, including zip code,
                                    and telephone number, including
                                               area code,
                                       of registrant's principal
                                           executive offices)

                                  C. R. PALMER
                            2800 POST OAK BOULEVARD
                                   SUITE 5450
                           HOUSTON, TEXAS 77056-6127
                                 (713) 621-7800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                                ROBERT V. JEWELL
                                ANDREWS & KURTH
                     MAYOR, DAY, CALDWELL & KEETON, L.L.P.
                               600 TRAVIS STREET
                                   SUITE 4200
                              HOUSTON, TEXAS 77002
                                 (713) 220-4200

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement, as determined by the selling stockholder in light of market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE          PROPOSED MAXIMUM         PROPOSED MAXIMUM           AMOUNT OF
        TO BE REGISTERED                REGISTERED       OFFERING PRICE PER SHARE AGGREGATE OFFERING PRICE    REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.125 per
  share, and related rights......        300,000                $16.60(1)            $4,980,000.00(1)               $458
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for our common stock as reported on The New York Stock Exchange on February 8, 2002 in accordance with Rule 457(c) under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION FEBRUARY 14, 2002

PROSPECTUS

                             ROWAN COMPANIES, INC.

                                 300,000 SHARES
                         COMMON STOCK, $.125 PAR VALUE
                          ISSUABLE UPON CONVERSION OF
                             SERIES D FLOATING RATE
                  SUBORDINATED CONVERTIBLE DEBENTURE DUE 2011

     This prospectus is a part of a registration statement covering 300,000 shares of our common stock that are issuable upon conversion of our currently outstanding Series D floating rate subordinated convertible debenture. These shares may be offered and sold from time to time by any stockholder identified in this prospectus. We are registering the shares on behalf of the selling stockholder.

     All proceeds from the sale of the common stock discussed in this prospectus will go to the selling stockholder when he offers and sell his shares. We will not receive any of the proceeds from those sales.

     Our common stock is traded on the New York Stock Exchange and the Pacific Exchange -- Stock and Options under the symbol "RDC." The last reported sale price of our common stock as reported on the composite tape of the New York Stock Exchange on February 13, 2002 was $17.49 per share.

     The selling stockholder has informed us that he may sell shares from time to time in ordinary broker's transactions or at negotiated prices. The selling stockholder may effect these transactions with or through brokers or dealers who may receive compensation in the form of commissions or discounts.

     SEE "RISK FACTORS" BEGINNING ON PAGE 1 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE SHARES BEING SOLD WITH THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is February 14, 2002

     YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT, AND THE SELLING STOCKHOLDER HAS NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING STOCKHOLDER IS OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR THE DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THOSE DOCUMENTS. NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES AND CANADA ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE THE RESTRICTIONS OF THAT JURISDICTION RELATED TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS.

                               TABLE OF CONTENTS

Risk Factors................................................     1
Incorporation of Documents by Reference.....................     4
Cautionary Statement Regarding Forward Looking Statements...     5
Where You Can Find More Information.........................     5
Use of Proceeds.............................................     5
Selling Stockholder.........................................     6
Plan of Distribution........................................     7
Legal Opinion...............................................     8
Experts.....................................................     8

                                  RISK FACTORS

     You should consider carefully the following risk factors, in addition to the other information contained and incorporated by reference in this prospectus before deciding to invest in our common stock.

VOLATILE OIL AND NATURAL GAS PRICES GREATLY IMPACT DEMAND FOR OUR OFFSHORE DRILLING AND RELATED SERVICES.

     The success of our offshore drilling, manufacturing and aviation operations depends upon the condition of the oil and gas industry, particularly the level of offshore drilling activity. Demand for our offshore drilling and related services is vulnerable to periodic declines in drilling activity typically associated with depressed oil and natural gas prices. Oil and natural gas prices have historically been volatile, and the offshore drilling market was generally depressed from the early 1980s until the mid-1990s.

     While the drilling industry benefited from increasing oil and natural gas prices during most of the 1999-2000 period, it did not fully recover from the dramatic decline in prices during 1998 and the ensuing reduction in drilling activity and day rates. This decline in prices was generally attributable to increased worldwide production coupled with slowing global demand, and energy companies responded to depressed prices by reducing their drilling expenditures, either by allowing contract options to lapse or by canceling or deferring planned drilling projects. Our drilling operations improved over much of the 2000-2001 period but remained below peak 1997 and early-1998 levels. In recent months, natural gas prices have been extremely volatile and are presently at less than one-third of their peak price attained just last winter. As a result, Gulf of Mexico drilling activity has weakened, market day rates have declined and Rowan's drilling operations have been adversely impacted.

     Demand for drilling services also depends on additional factors that are beyond our control, including:

     - fluctuations in the worldwide demand for oil and natural gas;

     - the willingness and ability of the Organization of Petroleum Exporting Countries, or OPEC, to limit production levels and influence prices;

     - political conflicts in oil-producing areas; and

     - the level of production in non-OPEC countries.

     Our drilling and aviation operations will be adversely affected by future declines in oil and natural gas prices, but we cannot predict the extent of that effect. We also cannot assure you that a reduction in offshore drilling activity will not occur for other reasons.

WE HAVE INCURRED LOSSES RECENTLY AND OVER PROLONGED PERIODS IN THE PAST, A CIRCUMSTANCE THAT COULD OCCUR AGAIN IN THE FUTURE.

     In 1999, we experienced a 35% decline in revenues and incurred a net loss of $9.7 million. Our 1999 revenues and earnings were negatively affected by lower rig utilization and day rates due to the decline in oil and natural gas prices discussed above. We incurred a loss during the fourth quarter of 2001, largely due to a 37% decline in drilling revenues from the year-earlier period, and anticipate a loss during the first quarter of 2002.

OUR MARKETS REMAIN HIGHLY COMPETITIVE, WHICH MAY CAUSE US DIFFICULTY IN DIFFERENTIATING OUR PRODUCTS AND SERVICES AND MAINTAINING SATISFACTORY PRICE LEVELS.

     The drilling, manufacturing and aviation markets in which we operate are highly fragmented, with many competitors offering a wide variety of interchangeable products and services. The collective capacity of the drilling, manufacturing and aviation markets in which we operate has generally exceeded the demand for the products and services. More sellers than buyers yields a commodity-type price environment where the lowest price often gets the sale. In the drilling market, a general oversupply of rigs has lasted for well over a decade, and we believe that competition for drilling contracts will continue to be intense for the foreseeable future. During periods of market weakness, when we have tried to maintain drilling day rates, we often lost work to our competitors, our rig utilization declined and our operating results suffered. Some of our competitors possess greater financial resources than we do.

OUR FLEET EXPANSION PROGRAM MAY ENCOUNTER LIQUIDITY PROBLEMS.

     If we continue to experience present operating conditions for a prolonged period, our results of operations and working capital will not be adequate to finance our planned construction, and outside financing may not be available. We would be forced to suspend our construction program.

     We have in progress an offshore fleet expansion program under which we currently plan to spend more than $215 million over the 2002-2004 period. We expect to spend as much as another $240 million over this period for upgrades to existing equipment and facilities and new land rigs and aircraft. Only about $144 million of the costs to complete Rowan Gorilla VIII is financed at this time, leaving as much as $320 million of planned capital expenditures to be financed from working capital or results of operations. We currently have no other available lines of credit.

OUR RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED IF WE ARE UNABLE TO SECURE CONTRACTS FOR ROWAN GORILLA VII AND ROWAN GORILLA VIII.

     The addition to our available drilling fleet of Rowan Gorilla VII in early 2002 and Rowan Gorilla VIII in late 2003 will, in each case, significantly increase our daily operating costs. Neither rig has been contracted at this time, and day rates for comparable rigs during the last two years would, in many cases, only slightly exceed the expected daily operating costs of Gorilla VII and Gorilla VIII. We may be unable to secure economical drilling contracts for Gorilla VII and Gorilla VIII, in which case their delivery will negatively impact our operating results.

WE ARE SUBJECT TO OPERATING RISKS SUCH AS BLOWOUTS AND WELL FIRES THAT COULD RESULT IN ENVIRONMENTAL DAMAGE, PROPERTY LOSS, PERSONAL INJURY AND DEATH.

     Our drilling operations are subject to many hazards that could increase the likelihood of accidents. Accidents can result in:

     - costly delays or cancellations of drilling operations;

     - serious damage to or destruction of equipment;

     - personal injury or death;

     - significant impairment of producing wells, leased properties or underground geological formations; and

     - major environmental damage.

     Our offshore drilling operations are also subject to marine hazards, either at offshore sites or while drilling equipment is under tow, such as vessel capsizings, collisions or groundings. In addition, raising and lowering jack-up rigs, offshore drilling platforms whose three legs independently penetrate the ocean floor, flooding semi-submersible ballast tanks to help fix floating drilling units over well sites and drilling into high-pressure formations are complex, hazardous activities and we frequently encounter problems.

     Our manufacturing and aviation operations also present serious risks. Our manufacturing processes could pollute the air, land and inland waters, and the products we manufacture could be implicated in lawsuits alleging environmental harm, property loss, personal injury and death. Operating helicopters and fixed-wing aircraft is similarly hazardous, particularly in Alaska where weather conditions can be severe.

     We have had accidents in the past demonstrating some of the hazards described above, including high pressure drilling accidents resulting in lost or damaged drilling formations, towing accidents resulting in lost drilling equipment and flying accidents resulting in lost aircraft and deaths. Because of the ongoing hazards associated with our operations:

     - we may experience a higher number of accidents in the future than expected;

     - our insurance coverage may prove inadequate to cover losses that are greater than anticipated;

     - our insurance deductibles may increase; and

     - our insurance premiums may increase to the point where maintaining our current level of coverage is prohibitively expensive.

     Any similar events could yield future operating losses and have a significant adverse impact on our business.

GOVERNMENT REGULATIONS AND ENVIRONMENTAL RISKS, WHICH REDUCE OUR BUSINESS OPPORTUNITIES AND INCREASE OUR OPERATING COSTS, MIGHT WORSEN IN THE FUTURE.

     Government regulations dictate design and operating criteria for drilling vessels and aircraft, determine taxation levels to which we (and our customers) are subject, control and often limit access to potential markets and impose extensive requirements concerning employee safety, environmental protection and pollution control. Environmental regulations, in particular, prohibit access to some markets and make others less economical, increase equipment and personnel costs and often impose liability without regard to negligence or fault. In addition, governmental regulations may discourage our customers' activities, reducing demand for our products and services. We may be liable for damages resulting from pollution of offshore waters and, under United States regulations, must establish financial responsibility in order to drill offshore.

ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION, BYLAWS AND STOCKHOLDER RIGHTS AGREEMENT COULD MAKE IT DIFFICULT FOR HOLDERS OF OUR COMMON STOCK TO RECEIVE A PREMIUM FOR THEIR SHARES UPON A CHANGE OF CONTROL.

     Holders of the common stock of acquisition targets typically receive a premium for their shares upon a change of control. Delaware law and the following provisions, among others, of our Certificate of Incorporation, bylaws and stockholder rights agreement could have the effect of delaying or preventing a change of control and could prevent holders of our common stock from receiving such a premium:

     - The affirmative vote of 80% of the outstanding shares of our capital stock is required to approve business combinations that have not been approved by our board of directors. We are also subject to a provision of Delaware corporate law that prohibits us from engaging in a business combination with any interested stockholder for three years from the date that person became an interested stockholder unless specified conditions are met.

     - Special meetings of stockholders may not be called by anyone other than our chairman of the board, president, board of directors or the executive committee thereof.

     - Our board of directors is divided into three classes whose terms end in successive years, so that less than a majority of our board comes up for election at any annual meeting.

     - Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the voting rights and other privileges of these shares without any vote or action by our stockholders.

     - We have issued "poison pill" rights to purchase junior preferred stock under our stockholder rights agreement, whereby the ownership of Rowan shares by a potential acquirer can be significantly diluted by the sale at a significant discount of additional Rowan shares to all other stockholders, which could discourage unsolicited acquisition proposals.

WE HAVE NOT PAID DIVIDENDS AND DO NOT EXPECT TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE, SO OUR STOCKHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR INVESTMENT WITHOUT SELLING THEIR SHARES.

     We have not paid dividends since 1986 and do not expect to pay dividends in the foreseeable future, so our stockholders will not be able to receive a return on their investments without selling their shares. We presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, our operating and financial condition, our capital requirements and general business conditions.

OUR STOCKHOLDERS COULD EXPERIENCE DILUTION IN THE VALUE OF THEIR SHARES BECAUSE OF ADDITIONAL ISSUANCES OF SHARES.

     Any issuance of common stock by us may result in a reduction in the book value per share or market price per share of our outstanding shares of common stock and will reduce the proportionate ownership and voting power of such shares. We have 155,000,000 authorized shares of stock, consisting of 150,000,000 shares of the common stock, and 5,000,000 shares of preferred stock. As of January 31, 2002, approximately 39% of the shares of the common stock remained unissued. The board of directors has the power to issue any and all of such shares without shareholder approval. It is likely that we will issue shares of the common stock, among other reasons, in order to raise capital to sustain operations and/or to finance future acquisitions or projects.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any information incorporated by reference is considered to be part of the prospectus. In addition, information that we file later with the SEC will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholder sells all his shares of common stock covered by and as provided for in this prospectus. Our SEC Commission File Number is 1-5491.

     - Rowan's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

     - Rowan's Quarterly Reports on Form 10-Q for the three months ended March 31, 2001, June 30, 2001 and September 30, 2001.

     - Rowan's Proxy Statement on Schedule 14A filed with the SEC on March 19, 2001.

     - The description of the common stock contained in our registration statement on Form 8-A (No. 1-5491) filed with the SEC on May 13, 1993 and the description of the Preferred Stock Purchase Rights contained in our registration statement on Form 8-A/A filed with the SEC on February 12, 2002, in each case as amended.

     We have filed with the SEC a registration statement on Form S-3, which is made up of this prospectus and all amendments and exhibits, which are collectively referred to as the registration statement, under the Securities Act of 1933, as amended. This prospectus is only a part of the registration statement and does not contain all of the information that the registration statement contains, parts of which have been left out of the prospectus as permitted by the rules of the SEC. Accordingly, information included in this prospectus from a document contained elsewhere in the registration statement is not necessarily complete, and, in each case, the source document being referred to, whether an exhibit to this registration statement or otherwise filed with the SEC, should be consulted. The information in this prospectus is qualified in its entirety by the reference to the source document. For more information, refer to the registration statement.

     We encourage you to read the entire prospectus and the documents to which we have referred you. In this prospectus, the words "Rowan," "registrant," "we," "our," "ours" and "us" refer to Rowan Companies, Inc. and its subsidiaries.

     At your request, we will provide at no cost to you, a copy of all or a part of the documents or information that is referred to above as incorporated by reference, not including any exhibits (unless the exhibits have been incorporated by reference into those documents). Your request should be directed to Rowan Companies, Inc., 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056-6127, Attention: Corporate Secretary, telephone: (713) 621-7800.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or verbal forward-looking statements, including statements contained in this report and other filings with the Securities and Exchange Commission and in reports to our stockholders.

     All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements include, among others:

     - statements before, after or including the words "may," "will," "could," "should," "believe," "expect," "future," "potential," "anticipate," "intend," "plan," "estimate" or "continue" or the negative or other variations of these words; and

     - other statements about matters that are not historical facts.

     These forward-looking statements are, and will be, based on management's then current views and assumptions regarding future events.

     Actual results could differ materially from estimates and other forward-looking statements. Important factors that could affect us and cause materially different results are discussed under the heading "Risk Factors."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The registration statement of which this prospectus forms a part and these reports, proxy statements and other information can be inspected and copied at the Public Reference Room maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us. The reports, proxy and information statements and other information about us can be downloaded from the SEC's website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common stock is traded.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares offered by this prospectus.

                              SELLING STOCKHOLDER

     This prospectus relates to the sale of Rowan common stock by the selling stockholder, specifically shares he obtains following conversion of his Series D Floating Rate Subordinated Convertible Debenture due 2011. The $9.6 million of Series D debenture is first convertible in $1,000 increments into 9,600 shares of Rowan Series D preferred stock, par value $1.00 per share, which is then convertible into 300,000 shares of Rowan common stock, or approximately 0.3% of Rowan's outstanding shares. The conversion price of $32.00 per common share was the average of the high and low trading price on April 26, 2001, the date the Series D debenture was sold to the selling stockholder. The Series D debenture matures on April 26, 2011 and vests or becomes convertible in specified amounts and intervals, as follows: $2.4 million of debenture convertible into 75,000 shares of Rowan common stock on or after April 26, 2002; $4.8 million of debenture convertible into 150,000 shares of Rowan common stock on or after April 26, 2003; $7.2 million of debenture convertible into 225,000 shares of Rowan common stock on or after April 26, 2004; and $9.6 million of debenture convertible into 300,000 shares of Rowan common stock on or after April 26, 2005. No amount of Series D debenture vests prior to April 26, 2002.

     The selling stockholder was offered the Series D debenture through his participation in Rowan's 1998 Convertible Debenture Incentive Plan, previously approved by Rowan's stockholders. The selling stockholder borrowed the debenture purchase price from Rowan. A promissory note evidencing the borrowing bears interest at the same rate as the debenture and is secured by a pledge of the debenture purchased. Upon conversion, the selling stockholder will remit to Rowan the debenture amount being converted, and Rowan will apply such amount against the outstanding promissory note balance. We will then issue to the selling stockholder one share of Series D preferred stock for each $1,000 of debenture converted and, following immediate conversion of the preferred stock, shares of our common stock based upon the conversion price, and simultaneously retire our debenture obligation. The selling stockholder has indicated that any sales of shares of our common stock that result from the conversions described above will be made on the New York Stock Exchange or the Pacific
Exchange -- Stock & Options. Such sales are expected to be made at market prices as quoted on those exchanges on the date of sale. The selling stockholder, however, may also make privately negotiated sales directly or through a broker or brokers or otherwise as described under "Plan of Distribution." All proceeds from the sale of the Rowan common stock under this prospectus will go to the selling stockholder. We will not receive any of the proceeds from the sales.

     The following table lists the selling stockholder, his position for at least the past three years and his common stock holdings as of December 31, 2001. The number of shares of common stock obtainable by the selling stockholder upon his conversion of the Series D debenture is shown under the column heading "Shares Covered by this Prospectus."

                                                                                SHARES                      SHARES
                                                   SHARES                     ACQUIRABLE     TOTAL         COVERED
                                                BENEFICIALLY   401(k) PLAN    WITHIN 60    BENEFICIAL      BY THIS
SELLING STOCKHOLDER           POSITION             OWNED       HOLDINGS(1)     DAYS(2)     OWNERSHIP    PROSPECTUS(3)
-------------------           --------          ------------   ------------   ----------   ----------   --------------
C. R. Palmer.........  Chairman of the Board,     545,889         8,522       1,058,014    1,612,425       300,000
                       President and Chief
                       Executive Officer

                        BENEFICIAL
                        OWNERSHIP
                          AFTER
SELLING STOCKHOLDER    OFFERING(4)
-------------------    ------------
C. R. Palmer.........   1,612,425

---------------

(1) Amount represents the number of shares of Rowan common stock allocated to the selling stockholder in the Rowan Companies, Inc. Savings and Investment Plan.

(2) Within 60 days, the selling stockholder may obtain additional Rowan common stock through the conversion of floating rate subordinated convertible debentures and the exercise of nonqualified stock options, as follows:
    Series III debentures -- 711,111; Series A debentures -- 63,024; Series B debentures -- 88,888; Series C debentures -- 44,991 and nonqualified stock options -- 150,000.

(3) Amount represents the number of shares of Rowan common stock obtainable by the selling stockholder upon his conversion of the Series D debenture. The Series D debenture is convertible or vests incrementally over a four-year period. The earliest conversion dates and the number of shares of common stock then obtainable are as follows: on or after April 26, 2002
 -- 75,000 shares; on of after April 26, 2003 -- 150,000 shares; on or after April 26, 2004 -- 225,000 shares; on of after April 26, 2005 -- 300,000 shares.

(4) Assumes the selling stockholder converts the Series D debenture into Rowan common stock and then sells all of the shares. Mr. Palmer's beneficial ownership represents about 1.7% of Rowan's outstanding shares of common stock as of December 31, 2001.

                              PLAN OF DISTRIBUTION

     We have agreed to bear some expenses of registration of the shares offered by this prospectus under federal and state securities laws.

     Shares of common stock covered hereby may be offered and sold from time to time by the selling stockholder. The selling stockholder will act independently of Rowan in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the shares being offered by this prospectus:

     - on the New York Stock Exchange, the Pacific Exchange -- Stock and Options, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or

     - in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.

     The selling stockholder and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act of 1933, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act of 1933. We have agreed to indemnify the selling stockholder against some liabilities arising under the Securities Act of 1933.

     Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder and, if acting as agent for the purchaser of such shares, from such purchaser. Usual and customary brokerage fees will be paid by the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions in the over-the-counter market, on a public stock exchange, in negotiated transactions or by a combination of such methods of sale or otherwise. These transactions would be at market prices prevailing at the time of sale or at negotiated prices. These transactions may involve crosses and block transactions and may involve sales to and through other broker-dealers, including transactions of the nature described above. In connection with such resales, the broker-dealers may pay to or receive from the purchasers of the shares commissions computed as described above.

     Under the rules and regulations under the Securities Exchange Act of 1934, the selling stockholder may be a person engaged in the distribution of the common stock and may not simultaneously engage in market making activities with respect to Rowan for a period of five business days prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions, rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which may limit the timing of purchases and sales of shares of common stock by the selling stockholder.

     The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933 if any such broker-dealers purchase shares as principal.

     In order to comply with the securities laws of some states, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the common stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Rowan will keep this registration statement or a similar registration statement effective until the earlier to occur of

     - the date that all securities registered under this registration statement have been disposed of in accordance with the plan of disposition indicated above or

     - the date that all securities registered under this registration statement have become eligible for sale under Rule 144(k) under the Securities Act of 1933.

     No sales may be made pursuant to this prospectus after the earlier of these two dates unless Rowan amends or supplements this prospectus to indicate that it has agreed to extend such period of effectiveness.

                                 LEGAL OPINION

     The legal validity of the common stock offered hereby will be passed upon for Rowan by Andrews & Kurth, Mayor, Day, Caldwell & Keeton L.L.P., 600 Travis Street, Suite 4200, Houston, Texas 77002.

                                    EXPERTS

     The consolidated financial statements of Rowan Companies, Inc. and subsidiaries as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated in this prospectus by reference from Rowan's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             ROWAN COMPANIES, INC.

                               300,000 SHARES OF
                                  COMMON STOCK

                           -------------------------



                                   PROSPECTUS



                           -------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the common stock being registered are estimated as follows:

Registration fee............................................   $  458
Blue Sky fees and expenses..................................      -0-
Legal fees and expenses.....................................    3,000
Accounting fees and expenses................................    3,500
Printing and engraving expenses.............................      750
Stock exchange listing fee..................................      815
Miscellaneous expenses......................................      250
                                                               ------
          Total.............................................   $8,773
                                                               ======

     All of the expenses set forth above have been or will be paid by Rowan. Any additional expenses incurred in connection with the sale of common stock offered hereby by the selling stockholder will be paid by the selling stockholder. It is impracticable to estimate any such additional expenses.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Certificate of Incorporation and bylaws contain provisions permitted by the Delaware General Corporation Law (under which Rowan is organized) which, in general terms, provide that directors and officers will be indemnified by Rowan, to the full extent authorized or permitted by law, for all losses that may be incurred by them in connection with any claim or legal action in which they may become involved by reason of their service as a Rowan director or officer. In addition, our Certificate of Incorporation contains provisions permitted by the Delaware General Corporation Law which limit the monetary liability of Rowan directors for breaches of their fiduciary duty of care.

     We maintain directors' and officers' liability insurance. Subject to stated conditions, the policy insures Rowan directors and officers against liability arising out of actions taken in their official capacities. The policy will pay on behalf of the directors and officers for those losses for which they are held personally liable and not indemnified by Rowan.

     See also the undertakings set out in response to Item 17.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  4.1    Restated Certificate of Incorporation dated February 17,
         1984, incorporated by reference to Exhibit 4.1 to
         Registration Statement No. 333-84369 on Form S-8 (File No.
         1-5491) and Exhibits 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10,
         4.11 and 4.12 below.
  4.2    Bylaws, amended as of April 27, 2001, incorporated by
         reference to Exhibit 3b to Form 10-Q for the fiscal quarter ended March 31, 2001 (File No. 1-5491).
  4.3    Rights Agreement as amended and restated between Rowan and
         Citibank, N.A. as Rights Agent, incorporated by reference to
         Exhibit 4.1 to Registration Statement on Form 8-A/A filed on
         February 12, 2002 (File No. 1-5491).
  4.4    Certificate of Change of Address of Registered Office and of
         Registered Agent dated July 25, 1984, incorporated by
         reference to Exhibit 4.4 to Registration Statement No.
         333-84369 on Form S-8 (File No. 1-5491).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  4.5    Certificate of Amendment of Certificate of Incorporation
         dated April 24, 1987, incorporated by reference to Exhibit
         4.5 to Registration Statement No. 333-84369 on Form S-8
         (File No. 1-5491).
  4.6    Certificate of Designation of the Series A Junior Preferred
         Stock dated March 2, 1992, incorporated by reference to
         Exhibit 4.2 to Registration Statement on Form 8-A/A filed on
         February 12, 2002 (File No. 1-5491).
  4.7    Certificate of Designation of the Series III Preferred Stock
         dated November 30, 1994, incorporated by reference to
         Exhibit 4.7 to Registration Statement No. 333-84369 on Form
         S-8 (File No. 1-5491).
  4.8    Certificate of Designation (and Certificate of Correction
         related thereto) of the Series A Preferred Stock dated
         August 5, 1998 and January 28, 1999, respectively,
         incorporated by reference to Exhibit 4.8 to Registration
         Statement No. 333-84369 on Form S-8 (File No. 1-5491).
  4.9    Certificate of Designation of the Series B Preferred Stock
         dated June 24, 1999, incorporated by reference to Exhibit
         4.9 to Registration Statement No. 333-84369 on Form S-8
         (File No. 1-5491).
  4.10   Certificate of Designation of the Series C Preferred Stock
         dated July 28, 2000, incorporated by reference to Exhibit
         4.10 to Registration Statement No. 333-44874 on Form S-8
         (File No. 1-5491).
  4.11   Certificate of Designation of the Series D Preferred Stock
         dated May 22, 2001, incorporated by reference to Exhibit
         4.11 to Registration Statement No. 333-          on Form S-3
         filed on February 14, 2002 (File No. 1-5491).
  4.12   Certificate of Designation of the Series E Preferred Stock
         dated October 30, 2001, incorporated by reference to Exhibit
         4.12 to Registration Statement No. 333-          on Form S-3
         filed on February 14, 2002 (File No. 1-5491).
  5.1    Opinion of Andrews & Kurth, Mayor, Day, Caldwell & Keeton
         L.L.P., counsel for Rowan Companies, Inc. (to be filed by
         amendment).
 23.1    Consent of Deloitte & Touche L.L.P. (filed herewith ).
 23.2    Consent of Andrews & Kurth, Mayor, Day, Caldwell & Keeton
         L.L.P. (included in Exhibit 5.1).
 24      Powers of Attorney (filed herewith).
 99.1    Rowan Companies, Inc. 1998 Convertible Debenture Incentive
         Plan, incorporated by reference to Appendix B to the Notice of Annual Meeting of Stockholders and Proxy Statement dated
         March 13, 1998.

ITEM 17.  UNDERTAKINGS

     (A) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the provisions set forth under ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 14, 2002.

                                          ROWAN COMPANIES, INC.
                                          (Registrant)

                                          By:       /s/ E. E. THIELE
                                            ------------------------------------
                                                      E. E. Thiele,
                                            Senior Vice President -- Finance,
                                               Administration and Treasurer

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                        SIGNATURE                                 TITLE                       DATE
                        ---------                                 -----                       ----

                 /s/ C. R. PALMER                    Chairman of the Board, President   February 14, 2002
 ------------------------------------------------      and Chief Executive Officer
                  (C. R. Palmer)


                 /s/ E. E. THIELE                      Principal Financial Officer      February 14, 2002
 ------------------------------------------------
                  (E. E. Thiele)


               /s/ WILLIAM H. WELLS                    Principal Accounting Officer     February 14, 2002
 ------------------------------------------------
                (William H. Wells)


              /s/ HENRY O. BOSWELL*                              Director               February 14, 2002
 ------------------------------------------------
                (Henry O. Boswell)


             /s/ HANS M. BRINKHORST*                             Director               February 14, 2002
 ------------------------------------------------
               (Hans M. Brinkhorst)


                /s/ R. G. CROYLE*                                Director               February 14, 2002
 ------------------------------------------------
                  (R. G. Croyle)


             /s/ WILLIAM T. FOX III*                             Director               February 14, 2002
 ------------------------------------------------
               (William T. Fox III)


             /s/ FREDERICK R. LAUSEN*                            Director               February 14, 2002
 ------------------------------------------------
              (Frederick R. Lausen)


                 /s/ H. E. LENTZ*                                Director               February 14, 2002
 ------------------------------------------------
                  (H. E. Lentz)


                /s/ D. F. MCNEASE*                               Director               February 14, 2002
 ------------------------------------------------
                 (D. F. McNease)

                        SIGNATURE                                 TITLE                       DATE
                        ---------                                 -----                       ----

                /s/ LORD MOYNIHAN*                               Director               February 14, 2002
 ------------------------------------------------
                 (Lord Moynihan)


 *By:                /s/ E. E. THIELE
        -----------------------------------------
                      (E. E. Thiele)
                     Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  4.1    Restated Certificate of Incorporation dated February 17,
         1984, incorporated by reference to Exhibit 4.1 to
         Registration Statement No. 333-84369 on Form S-8 (File No.
         1-5491) and Exhibits 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10,
         4.11 and 4.12 below.
  4.2    Bylaws, amended as of April 27, 2001, incorporated by
         reference to Exhibit 3b to Form 10-Q for the fiscal quarter ended March 31, 2001 (File No. 1-5491).
  4.3    Rights Agreement as amended and restated between Rowan and
         Citibank, N.A. as Rights Agent, incorporated by reference to
         Exhibit 4.1 to Registration Statement on Form 8-A/A filed on
         February 12, 2002 (File No. 1-5491).
  4.4    Certificate of Change of Address of Registered Office and of
         Registered Agent dated July 25, 1984, incorporated by
         reference to Exhibit 4.4 to Registration Statement No.
         333-84369 on Form S-8 (File No. 1-5491).
  4.5    Certificate of Amendment of Certificate of Incorporation
         dated April 24, 1987, incorporated by reference to Exhibit
         4.5 to Registration Statement No. 333-84369 on Form S-8
         (File No. 1-5491).
  4.6    Certificate of Designation of the Series A Junior Preferred
         Stock dated March 2, 1992, incorporated by reference to
         Exhibit 4.2 to Registration Statement on Form 8-A/A filed on
         February 12, 2002 (File No. 1-5491).
  4.7    Certificate of Designation of the Series III Preferred Stock
         dated November 30, 1994, incorporated by reference to
         Exhibit 4.7 to Registration Statement No. 333-84369 on Form
         S-8 (File No. 1-5491).
  4.8    Certificate of Designation (and Certificate of Correction
         related thereto) of the Series A Preferred Stock dated
         August 5, 1998 and January 28, 1999, respectively,
         incorporated by reference to Exhibit 4.8 to Registration
         Statement No. 333-84369 on Form S-8 (File No. 1-5491).
  4.9    Certificate of Designation of the Series B Preferred Stock
         dated June 24, 1999, incorporated by reference to Exhibit
         4.9 to Registration Statement No. 333-84369 on Form S-8
         (File No. 1-5491).
  4.10   Certificate of Designation of the Series C Preferred Stock
         dated July 28, 2000, incorporated by reference to Exhibit
         4.10 to Registration Statement No. 333-44874 on Form S-8
         (File No. 1-5491).
  4.11   Certificate of Designation of the Series D Preferred Stock
         dated May 22, 2001, incorporated by reference to Exhibit
         4.11 to Registration Statement No. 333-          on Form S-3
         filed on February 14, 2002 (File No. 1-5491).
  4.12   Certificate of Designation of the Series E Preferred Stock
         dated October 30, 2001, incorporated by reference to Exhibit
         4.12 to Registration Statement No. 333-          on Form S-3
         filed on February 14, 2002 (File No. 1-5491).
  5.1    Opinion of Andrews & Kurth, Mayor, Day, Caldwell & Keeton
         L.L.P., counsel for Rowan Companies, Inc. (to be filed by
         amendment).
 23.1    Consent of Deloitte & Touche L.L.P. (filed herewith ).
 23.2    Consent of Andrews & Kurth, Mayor, Day, Caldwell & Keeton
         L.L.P. (included in Exhibit 5.1).
 24      Powers of Attorney (filed herewith).
 99.1    Rowan Companies, Inc. 1998 Convertible Debenture Incentive
         Plan, incorporated by reference to Appendix B to the Notice of Annual Meeting of Stockholders and Proxy Statement dated
         March 13, 1998.